EXHIBIT 99.1

(3) The Limited Partnerships hold Series A-1 and Series A-2 shares of Class A Common Stock (“Class A Shares”).  A holder of Class A Shares may, from time to time prior to May 31, 2015, elect to convert some, or all, of its Class A Shares in order to sell the resulting shares of the Issuer’s Class P Common Stock (“Common Shares”) to a third party or to make a distribution of such resulting Common Shares to its investors or partners.  As of the date of this filing, Class A Shares are convertible on a one-for-one basis into Common Shares.  As certain thresholds are met through holders of Class A Shares receiving additional value in the future from their ownership of the Class A Shares, either via distributions paid by the Issuer on such Class A Shares or future sales or distributions to its investors or partners of Common Shares received upon conversion of their Class A Shares, the holders of the Issuer’s Series B-1 or Series B-2 (as applicable) Class B Common Stock (“Class B Shares”) and Series C-1 or Series C-2 Class C (as applicable) Common Stock (“Class C Shares”) will convert or be entitled to convert a portion of their Class B Shares and Class C Shares into Common Shares, and the Class A Shares will have their conversion ratio reduced in proportion to the amount of Common Shares that the Class B Shares and Class C Shares receive upon conversion.  The total number of Common Shares that the Class A Shares, Class B Shares and Class C Shares may receive in the aggregate is fixed.  The formula for the conversion of Class A Shares, Class B Shares and Class C Shares into Common Shares, as well as the terms and conditions of such conversions, are specified in Article Fourth of the Issuer’s Certificate of Incorporation, filed as Exhibit 3.1 of the Issuer’s Amendment No. 3 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 26, 2011.

The Limited Partnerships will convert some of their Class A Shares, on a one-for-one basis, into the Common Stock that such Limited Partnerships will sell in the Issuer’s initial public offering of its Common Shares (the “IPO”).  This conversion of Class A Shares into Common Shares will occur prior to the closing of the IPO.